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                                                                    EXHIBIT 10.3

                        AMENDMENT TO EMPLOYMENT AGREEMENT

         THIS AMENDMENT TO EMPLOYMENT AGREEMENT ("Amendment") is made effective as of the 20th day of May, 2002, by and between Clarus Corporation, a Delaware corporation (the "Company") and Sean E. Feeney, a Georgia resident, ("Employee").

         WHEREAS, the Company and Employee have entered into an Employment Agreement dated as of August 15, 2001 (the "Employment Agreement"); and

         WHEREAS, the Company and Employee desire to amend the Employment Agreement as provided herein.

         NOW THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.       Amendments.

(a) Section 2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

         "Term. The initial term of this Agreement will commence on the date set forth above and will terminate on December 31, 2002, unless said Agreement is terminated at an earlier date as provided herein. The Agreement shall thereafter automatically renew for identical and successive one (1) year term(s) unless either party notifies the other of its intention not to renew the Agreement at least 30 days prior to the expiration of the initial term or the one year renewal term then in effect; provided, however, that all post-termination obligations under Sections 4, 5, 6 and 7 shall survive termination or expiration of this Agreement as provided herein. Notwithstanding anything to the contrary herein, the election by the Company not to renew this Agreement at the end of the initial or any renewal term hereunder shall constitute termination without Cause, and Employee shall be entitled to receive the payments and other benefits provided under Section 4(c)."

The remainder of Section 2 shall remain in effect as provided in the Employment Agreement.

(b) The first two sentences of Section 4(c) of the Employment Agreement are hereby deleted in their entirety and replaced with the following:

         "In the event the Company terminates this Agreement without Cause or elects not to renew this Agreement at the end of the initial or any renewal term, then Employee shall be entitled to (A) severance pay in the form of continuation of his annualized Base Salary until the earlier of (i) a period of six months from the date of such termination, or (ii) Employee's earlier commencement of employment with any other entity; plus (B) a pro rata portion of his incentive bonus, if any, contemplated by Section 3(a) of this Agreement for the quarter in which his employment terminated based upon the number of days in the quarter elapsed prior to such termination. Any such severance pay shall be

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         paid in accordance with the Company's regular payroll practices and subject to any and all withholdings pursuant to applicable law."

The remainder of Section 4(c) shall remain in effect as provided in the Employment Agreement.

2. Continued Effect of Agreement. Except as specifically set forth in this Amendment, the Employment Agreement continues in full force and effect in accordance with its terms. All references in the Employment Agreement to the "Agreement" shall be deemed to mean the Employment Agreement as amended hereby.

3.       Miscellaneous.    The provisions of Sections 10 of the Employment
Agreement shall apply also to this Amendment.

IN WITNESS WHEREOF, the parties hereto have hereunto affixed their hands and seals as of the date first above written.

THE COMPANY:                                   EMPLOYEE:

CLARUS CORPORATION


By:      /s/ Stephen P. Jeffery                /s/ Sean E. Feeney
         -----------------------------         ---------------------------------
Title:   Chief Executive Officer               Sean E. Feeney
         -----------------------------


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